Exhibit 99.2

SBL VACCINES MANAGEMENT GROUP TO ACQUIRE SWEDISH OPERATIONS
FROM CHIRON VACCINES

Oxford, UK, 5 May 2004 – Chiron Vaccines, a business unit of California-based Chiron Corporation Inc, announces today that its Swedish management team will acquire its SBL Vaccines operations in Sweden.

Under the terms of the agreement SBL Vaccines will go forward as an independent Swedish company, backed by the leading venture capitalists 3i Plc and SEB Företagsinvest. The business will continue to be run by the existing management group led by Björn Sjöstrand, and will use the long-established SBL name. In consideration for the Swedish operations, SBL Vaccines will grant Chiron Vaccines marketing rights in the key European markets to its recently approved oral cholera vaccine, Dukoral®.

“While SBL is a strong business in Sweden it does not fit strategically with Chiron Vaccines. We are therefore extremely pleased that the management team will take the business forward, allowing us to add SBL’s Dukoral cholera vaccine to our growing travel portfolio,” said John Lambert, President of Chiron Vaccines. “SBL is the market leader in Sweden, providing distribution for many of the world’s leading vaccines companies. While this is incompatible with ownership by Chiron Vaccines, a major competitor of SBL’s customers, it is a strong base on which to build the independent SBL business in the future.”

Commenting on the agreement with Chiron Vaccines, Björn Sjöstrand, Chief Executive of SBL Vaccines, said, “After managing the business for a number of years, we are very excited to be acquiring the SBL Vaccines operations. As the market leaders in Sweden we believe that we have great growth potential as an independent Swedish company. With Dukoral now approved throughout Europe we look forward to working with Chiron Vaccines to launch this important vaccine in a number of new markets.”

Notes for Editors:

Chiron Vaccines, the world’s fifth largest vaccines business, has its headquarters in Oxford, UK, with facilities located throughout Europe, the US and Asia. Chiron Vaccines is the world’s second largest manufacturer of flu vaccines, and has important meningitis, paediatric and travel vaccine franchises. Chiron Vaccines is the leading vaccine manufacturer in the UK, Germany and Italy. The company’s portfolio of products includes vaccines for influenza, meningitis C, rabies, tick borne encephalitis, yellow fever, haemophilus influenzae B (Hib), polio, mumps, measles and rubella (MMR) and diphtheria, tetanus and pertussis (whooping cough). For further information about Chiron Vaccines, visit the website www.chironvaccines.com.

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialise high-value products that make a difference in people’s lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercialises its products through three business units: BioPharmaceuticals, Vaccines and Blood Testing. For more information about Chiron, visit the company’s website at www.chiron.com.

For further information contact:

Corporate Communications	Buchanan Communications
Chiron Vaccines	Tel: +44 (0)207 466 5000
Tel: +44 (0)1865 332600

Corporate Communications & Investor Relations	Björn Sjöstrand
Chiron Corporation	Chief Executive
Media: (510) 923-6500	SBL Vaccines
Investors: (510) 923-2300	Tel: +46 8 735 1440 / +46 709 10 5809